Exhibit 99.1

Concho Resources Inc. Reports First Quarter 2010 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--May 5, 2010--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three months ended March 31, 2010. Highlights for the three months ended March 31, 2010 include:

  Production of 3.2 million barrels of oil equivalents (“MMBoe”) for the first quarter of 2010, a 28% increase over the first quarter of 2009 and a 14% increase over the fourth quarter of 2009
  Net income of $67.5 million, or $0.75 per diluted share, for the first quarter 2010, as compared to a net loss of $13.2 million, or $(0.16) per diluted share in the first quarter of 2009
  Adjusted net income (non-GAAP) of $52.9 million, or $0.59 per diluted share, for the first quarter of 2010, as compared to $17.9 million, or $0.21 per diluted share, for the first quarter of 20091
  EBITDAX2 of $153.7 million for the first quarter of 2010, an increase of 74% over the first quarter of 2009

1Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP), please see "Supplemental non-GAAP financial measures" below.

2For an explanation of how we calculate and use EBITDAX and a reconciliation of net income (loss) to EBITDAX, please see "Supplemental non-GAAP financial measures" below.

Production for the first quarter of 2010 totaled 3.2 MMBoe (2.2 million barrels of oil (“MMBbls”) and 6.2 billion cubic feet of natural gas (“Bcf”)), an increase of 28% as compared to 2.5 MMBoe (1.7 MMBbls and 5.0 Bcf) produced in the first quarter of 2009.

For the first quarter of 2010, the Company reported net income of $67.5 million, or $0.75 per diluted share, as compared to a net loss of $13.2 million, or $(0.16) per diluted share, for the first quarter of 2009. EBITDAX (defined as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) interest expense and (9) income taxes) increased to $153.7 million in the first quarter of 2010, as compared to $88.2 million in the first quarter of 2009.

The Company’s first quarter 2010 results were impacted by several non-cash items including: (i) a $26.4 million non-cash market-to-market gain on commodity and interest rate derivatives, (ii) a $2.6 million impairment of long-lived assets and (iii) $0.4 million of leasehold abandonments. Excluding these items and their tax effects, first quarter 2010 net income would have been $52.9 million, or $0.59 per diluted share. Excluding these non-cash items in the first quarter of 2009, our adjusted net income (non-GAAP) was $17.9 million, or $0.21 per diluted share. For a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP), please refer to the attached tables under the heading “Supplemental non-GAAP financial measures" below.

The Company's first quarter 2010 cash flow from operating activities (GAAP) was $137.2 million, as compared to $40.6 million in the first quarter of 2009, an increase of 238%. Adjusted cash flow, which is cash flow from operating activities adjusted for settlements received from (paid on) derivatives not designated as hedges (non-GAAP) was $126.4 million, as compared to $77.7 million in 2009, an increase of 63%. By including settlements received from (paid on) derivatives not designated as hedges, we believe that we present our cash flow from operations in a manner that allows for better comparability of our results with those of similar companies. Please refer to the attached tables for the reconciliation of cash flow from operating activities (GAAP) to adjusted cash flow (non-GAAP) under the heading “Supplemental non-GAAP financial measures" below.

The Company made cash payments for settlements on derivative contracts not designated as hedges of $10.8 million in the first quarter of 2010, as compared to cash receipts of $37.1 million for the first quarter of 2009. To better understand the impact of the Company’s derivatives positions and their impact on the first quarter statement of operations, please see the “Summary Production and Price Data” table at the end of this press release.

Timothy A. Leach, Concho's Chairman, CEO and President, commented, “2010 is off to a great start with production and cash flow increasing and our activity level at an all time high. We believe that our focus on the Permian Basin has enhanced the profit margins of our operations, allowed us to build a large inventory of high return, low risk projects and has given us a strong growth trajectory, all while living within cash flow and maintaining a conservative capital structure.”

Operating revenues for the first quarter of 2010 increased 147% when compared to the first quarter of 2009. This increase is attributable to the 28% increase in production and the 95% increase in the Company’s unhedged realized oil price and the 86% increase in the Company’s unhedged realized natural gas price in the first quarter of 2010 compared to the same period in 2009.

Oil and natural gas production expense for the first quarter of 2010, including taxes, totaled $36.7 million, or $11.43 per Boe, a 16% increase per Boe over the first quarter of 2009. This increase was due primarily to higher commodity prices, resulting in more production taxes (which averaged $4.67 per Boe in the first quarter of 2010 as compared to $2.50 per Boe in the first quarter of 2009).

Depreciation, depletion and amortization for the first quarter of 2010 totaled $53.8 million, or $16.77 per Boe, compared to $50.7 million, or $20.20 per Boe, in the first quarter of 2009. The decrease in per unit depletion expense in the first quarter of 2010 was primarily due to the addition of proved reserves as a result of our drilling programs, increased commodity prices for the comparable periods and due to the additional 13.6 MMBoe of proved reserves booked in the fourth quarter of 2009 as a result of the new SEC reserve rules.

General and administrative expense (“G&A”) for the quarter ended March 31, 2010 totaled $13.6 million. Recurring cash G&A for the quarter totaled $8.3 million, stock-based compensation (non-cash) totaled $2.8 million, and the remaining $2.5 million was attributable to amounts owed to certain employees of Henry Petroleum for which the final payment will be made in July 2010 under the terms of the Henry Petroleum purchase agreement.

Operations

The Company commenced the drilling of or participated in a total of 139 gross wells (115 operated) during the first quarter of 2010, 53 of which had been completed as producers, 85 of which were in progress and one of which was unsuccessful at March 31, 2010. Currently, the Company is operating 21 drilling rigs, all in the Permian Basin; seven of these rigs are drilling Yeso wells in New Mexico, thirteen of these rigs are drilling Wolfberry wells in Texas and one rig is drilling Lower Abo wells in New Mexico.

New Mexico Permian

The Company drilled 63 wells (55 operated) on its New Mexico Permian assets during the first quarter of 2010, with a 100% success rate on the 27 wells that had been completed by March 31, 2010.

Texas Permian

The Company drilled 57 wells (56 operated) on its Texas Permian assets during the first quarter of 2010, with a 96% success rate on the 21 wells that had been completed by March 31, 2010.

Lower Abo and Bakken Oil Plays

The Company drilled or participated in six Lower Abo wells (four operated) in the first quarter of 2010 with a 100% success rate on the two wells that have been completed. As of March 31, 2010, the Company has drilled sixteen operated wells in the Lower Abo oil play and participated in an additional twelve wells, for a total of 28 wells in the play. In the first quarter of 2010, production from the Lower Abo wells, net to the Company’s interest, averaged approximately 1,700 barrels of oil equivalents per day (“Boepd”).

In addition, the Company participated in twelve Bakken wells during the first quarter of 2010. As of March 31, 2010, the Company had participated as a non-operator in 59 Bakken wells in North Dakota. In the first quarter of 2010, production from the Bakken, net to the Company’s interest, averaged approximately 1,000 Boepd.

Financial Position and Liquidity

As of March 31, 2010, the Company had total long-term debt of $630.0 million, which was comprised of $300 million of the Company's 8.625% Senior Notes and $330 million of borrowings under its credit facility. The Company’s bank group, in connection with its semi-annual redetermination of the Company's borrowing base, increased the Company’s borrowing base from $955.9 million to $1.2 billion on April 26, 2010. Pro forma for the effect of the increased borrowing base, Concho would have had approximately $870 million available under its credit facility at March 31, 2010. The next semi-annual redetermination of the Company’s borrowing base is scheduled for October 2010.

Derivative Update

During April of 2010, the Company continued to add to its derivative positions. The Company added an additional 1.5 MMBbls of oil swaps from May 2010 to December 2010 at $88.63, 1.3 MMBbls of oil swaps in 2011 at $92.25 and 2.0 MMBbls of oil swaps at $92.98 in 2012. Please refer to the attached tables for more detailed information about the Company’s current derivative positions.

Conference Call Information

The Company will host a conference call on Thursday, May 6, 2010 at 8:00 a.m. Central Time to discuss the first quarter 2010 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing 866-788-0540 (passcode: 41845001). A replay of the conference call will be available on the Company’s website or by dialing 888-286-8010 (passcode: 66947840).

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute the Company’s business plan, its ability to replace reserves and efficiently develop its current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc.

Consolidated Balance Sheets

Unaudited

	March 31,	December 31,
(in thousands, except share and per share data)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$6,988	$3,234
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	94,886	69,199
Joint operations and other	86,356	100,120
Related parties	407	216
Derivative instruments	9,078	1,309
Deferred income taxes	18,316	29,284
Prepaid costs and other	9,785	13,896
Total current assets	225,816	217,258
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	3,508,322	3,358,004
Accumulated depletion and depreciation	(572,562)	(517,421)
Total oil and natural gas properties, net	2,935,760	2,840,583
Other property and equipment, net	15,976	15,706
Total property and equipment, net	2,951,736	2,856,289
Deferred loan costs, net	19,636	20,676
Inventory	19,758	16,255
Intangible asset, net - operating rights	36,135	36,522
Noncurrent derivative instruments	26,979	23,614
Other assets	473	471
Total assets	$3,280,533	$3,171,085
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$5,702	$15,443
Related parties	348	291
Other current liabilities:
Bank overdrafts	-	3,415
Revenue payable	39,169	31,069
Accrued and prepaid drilling costs	192,540	164,282
Derivative instruments	55,329	62,419
Other current liabilities	73,478	60,095
Total current liabilities	366,566	337,014
Long-term debt	625,928	845,836
Noncurrent derivative instruments	21,148	29,337
Deferred income taxes	616,649	603,286
Asset retirement obligations and other long-term liabilities	19,205	20,184
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 91,555,423 and 85,815,926 shares issued at March 31, 2010 and December 31, 2009, respectively	92	86
Additional paid-in capital	1,257,674	1,029,392
Retained earnings	373,907	306,367
Treasury stock, at cost; 17,059 and 12,380 shares at March 31, 2010 and December 31, 2009, respectively	(636)	(417)
Total stockholders’ equity	1,631,037	1,335,428
Total liabilities and stockholders’ equity	$3,280,533	$3,171,085

Concho Resources Inc.

Consolidated Statements of Operations

Unaudited

	Three Months Ended March 31,
(in thousands, except per share amounts)	2010	2009
Operating revenues:
Oil sales	$162,725	$64,974
Natural gas sales	49,275	21,028
Total operating revenues	212,000	86,002
Operating costs and expenses:
Oil and natural gas production	36,700	24,766
Exploration and abandonments	1,295	5,995
Depreciation, depletion and amortization	53,843	50,748
Accretion of discount on asset retirement obligations	400	278
Impairments of long-lived assets	2,620	4,056
General and administrative (including non-cash stock-based compensation of $2,831 and $1,925 for the three months ended March 31, 2010 and 2009, respectively)	13,558	11,746
Bad debt expense	539	-
(Gain) loss on derivatives not designated as hedges	(15,573)	5,046
Total operating costs and expenses	93,382	102,635
Income (loss) from operations	118,618	(16,633)
Other income (expense):
Interest expense	(11,065)	(4,370)
Other, net	(73)	(328)
Total other expense	(11,138)	(4,698)
Income (loss) before income taxes	107,480	(21,331)
Income tax benefit (expense)	(39,940)	8,106
Net income (loss)	$67,540	$(13,225)
Basic earnings per share:
Net income (loss) per share	$0.76	$(0.16)
Weighted average shares used in basic earnings per share	88,831	84,529
Diluted earnings per share:
Net income (loss) per share	$0.75	$(0.16)
Weighted average shares used in diluted earnings per share	90,130	84,529

Concho Resources Inc.

Consolidated Statements of Cash Flows

Unaudited

	Three Months Ended March 31,
(in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$67,540	$(13,225)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	53,843	50,748
Impairments of long-lived assets	2,620	4,056
Accretion of discount on asset retirement obligations	400	278
Exploration and abandonments, including dry holes	627	5,318
Non-cash compensation expense	2,831	1,925
Bad debt expense	539	-
Deferred income taxes	27,829	(10,871)
(Gain) loss on sale of assets	(17)	243
(Gain) loss on derivatives not designated as hedges	(15,573)	5,046
Other non-cash items	1,140	813
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(15,963)	(31,744)
Prepaid costs and other	5,372	1,581
Inventory	(3,508)	(2,371)
Accounts payable	(9,752)	15,203
Revenue payable	8,100	2,273
Other current liabilities	11,199	11,339
Net cash provided by operating activities	137,227	40,612
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(113,722)	(131,559)
Acquisition of oil and natural gas properties, businesses and other assets	(10,356)	-
Additions to other property and equipment	(1,168)	(1,078)
Proceeds from the sale of oil and natural gas properties and other assets	790	1,000
Settlements received from (paid on) derivatives not designated as hedges	(10,840)	37,124
Net cash used in investing activities	(135,296)	(94,513)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	109,500	100,650
Payments of long-term debt	(329,500)	(59,900)
Net proceeds from issuance of common stock	219,461	-
Exercise of stock options	2,498	2,005
Excess tax benefit from stock-based compensation	3,498	804
Purchase of treasury stock	(219)	-
Bank overdrafts	(3,415)	(5,003)
Net cash provided by financing activities	1,823	38,556
Net increase (decrease) in cash and cash equivalents	3,754	(15,345)
Cash and cash equivalents at beginning of period	3,234	17,752
Cash and cash equivalents at end of period	$6,988	$2,407
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $18 and $15 capitalized interest	$3,729	$3,457
Cash paid for income taxes	$9,808	$1,065

Concho Resources Inc.

Summary Production and Price Data

Unaudited

The following table presents selected operating information of Concho Resources Inc. for the periods indicated:

	Three Months Ended March 31,
	2010	2009

Production and operating data:
Net production volumes:
Oil (MBbl)	2,170	1,687
Natural gas (MMcf)	6,241	4,955
Total (MBoe)	3,210	2,513

Average daily production volumes:
Oil (Bbl)	24,111	18,744
Natural gas (Mcf)	69,344	55,056
Total (Boe)	35,668	27,922

Average prices:
Oil, without derivatives (Bbl)	$74.99	$38.51
Oil, with derivatives (Bbl) (a)	$70.32	$59.01
Natural gas, without derivatives (Mcf)	$7.90	$4.24
Natural gas, with derivatives (Mcf) (a)	$7.98	$4.76
Total, without derivatives (Boe)	$66.04	$34.22
Total, with derivatives (Boe) (a)	$63.04	$49.00

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$5.84	$6.76
Oil and natural gas taxes	$5.59	$3.10
General and administrative	$4.22	$4.68
Depreciation, depletion and amortization	$16.77	$20.20

(a) Includes the effect of (i) commodity derivatives designated as hedges and reported in oil and natural gas sales and (ii) includes the cash payments on/receipts from commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash payments on/receipts from commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the statement of operations:

	Three Months Ended March 31,
(in thousands)	2010	2009

Gain (loss) on derivatives not designated as hedges:
Cash (payments on) receipts from oil derivatives	$(10,133)	$34,584
Cash receipts from natural gas derivatives	506	2,540
Cash payments on interest rate derivatives	(1,213)	-
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	26,413	(42,170)
Gain (loss) on derivatives not designated as hedges	$15,573	$(5,046)

Concho Resources, Inc.

Supplemental Non-GAAP Financial Measures

Unaudited

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

We define EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) interest expense and (9) federal and state income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP.

Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (loss) to EBITDAX:

	Three Months Ended March 31,
(in thousands)	2010	2009

Net income (loss)	$67,540	$(13,225)
Exploration and abandonments	1,295	5,995
Depreciation, depletion and amortization	53,843	50,748
Accretion of discount on asset retirement obligations	400	278
Impairments of long-lived assets	2,620	4,056
Non-cash stock-based compensation	2,831	1,925
Bad debt expense	539	-
Unrealized (gain) loss on derivatives not designated as hedges	(26,413)	42,170
Interest expense	11,065	4,370
Income tax expense (benefit)	39,940	(8,106)
EBITDAX	$153,660	$88,211

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings and cash flow from operating activities to match realizations to production settlement months and make other adjustments to exclude certain non-cash items. The following table provides a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP).

	Three Months Ended March 31,
(in thousands, except per share amounts)	2010	2009

Net income (loss) - as reported	$67,540	$(13,225)

Adjustments for certain non-cash items:
Unrealized mark-to-market (gain) loss on commodity and interest rate derivatives	(26,413)	42,170
Impairments of long-lived assets	2,620	4,056
Leasehold abandonments	409	3,897
Tax impact (a)	8,699	(19,047)
Adjusted net income	$52,855	$17,851

Adjusted basic earnings per share:
Adjusted net income per share	$0.60	$0.21
Weighted average shares used in adjusted basic earnings per share	88,831	84,529

Adjusted diluted earnings per share:
Adjusted net income per share	$0.59	$0.21
Weighted average shares used in adjusted diluted earnings per share	90,130	85,660

(a) The tax impact is computed utilizing the Company's statutory effective federal and state income tax rates. The income tax rates for the three months ended March 31, 2010 and 2009 was 37.2% and 38.0%, respectively.

The following table provides a reconciliation of cash flow from operating activities (GAAP) to adjusted cash flow (non-GAAP).

	Three Months Ended March 31,
(in thousands)	2010	2009

Cash flows from operating activities	$137,227	$40,612
Settlements received from (paid on) derivatives not designated as hedges (a)	(10,840)	37,124
Adjusted cash flows	$126,387	$77,736

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

Concho Resources Inc.

Commodity Derivatives Information at May 5, 2010

Unaudited

The table below provides the volumes and related data associated with our oil and natural gas derivatives at May 5, 2010.

	2010
	Second	Third	Fourth
	Quarter	Quarter	Quarter	Total	2011	2012

Oil Swaps
Volume (Bbl)	1,817,936	1,817,936	1,651,936	5,287,808	5,294,746	2,712,000
NYMEX price (Bbl) (a)	$75.77	$76.78	$76.43	$76.32	$81.90	$99.20

Natural Gas Swaps
Volume (MMBtu)	2,647,000	2,427,000	2,258,000	7,332,000	10,776,000	300,000
NYMEX price (MMBtu) (b)	$6.03	$6.03	$6.03	$6.03	$6.58	$6.54

Natural Gas Collars
Volume (MMBtu)	1,500,000	1,500,000	1,500,000	4,500,000	1,500,000	-
NYMEX price (MMBtu) (b)
Ceiling	$5.75	$5.75	$6.80	$6.10	$6.80	-
Floor	$5.25	$5.25	$6.00	$5.50	$6.00	-

Natural Gas Basis Swaps
Volume (MMBtu)	2,100,000	2,100,000	2,100,000	6,300,000	7,200,000	-
Price differential ($/MMBtu) (c)	$0.85	$0.85	$0.85	$0.85	$0.79	-

Interest Rate Swap
Notional Amount	$300,000,000	$300,000,000	$300,000,000	$300,000,000	$300,000,000	$300,000,000
Annual Rate (d)	1.90%	1.90%	1.90%	1.90%	1.90%	1.90%

(a)	The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b)	The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.
(c)	The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.
(d)	The index rate is based on the one-month LIBOR.

CONTACT:
Concho Resources Inc.
Jack Harper, 432-683-7443
Vice President – Capital Markets and Business Development